Exhibit 99.1

MULTIMEDIA GAMES, INC.	PRESS RELEASE
For more information contact:
Clifton Lind	Joseph N. Jaffoni
President and CEO	Richard Land
Craig Nouis	Jaffoni & Collins Incorporated
Chief Financial Officer	212-835-8500 or mgam@jcir.com
Multimedia Games, Inc.
512-334-7500

MULTIMEDIA GAMES REPORTS THIRD QUARTER NET INCOME OF $9.8 MILLION,

EBITDA OF $23.0 MILLION, AND DILUTED EPS OF $0.32

- Quarterly Results Reflect Growing Contributions from

Almost 2,000 Player Terminals in Charity and C-TILG Markets at Period End -

- New Markets Entered in Fiscal 2004 Account for Approximately 18.7% of Third Quarter

Revenue -

- Adjusts Full-Year 2004 Guidance to a Range of $93.6 to $96.2 Million in EBITDA

and Diluted EPS of $1.20 to $1.25 -

AUSTIN, Texas, July 29, 2004 – Multimedia Games, Inc. (NASDAQ: MGAM) today reported operating results for its fiscal third quarter, ended June 30, 2004, as summarized below:

Summary of Q3 Results

(In millions, except per-share and player terminal data)

	Three Months Ended June 30,
	2004	2003	Change
Net revenue	$36.9	$37.9	(2.6)%
EBITDA(1)	$23.0	$20.0	15.1%
Net income	$9.8	$8.9	11.0%
Diluted EPS(2)	$0.32	$0.30	6.7%
Average installed player terminals:
Class II (Legacy and Reel Time Bingo™ games)	9,917	8,683	14.2%
Class III Washington State	3,162	2,244	41.0%
Other gaming units (Charity and C-TILG(3) games)	1,639	—	N/A

(1)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure, can be found attached to this release.
(2)	Diluted EPS results reflect the Company’s February 2004 2-for-1 common stock split.
(3)	Tribal Instant Lottery Game

Clifton Lind, Multimedia Games’ (“Multimedia’s”) President and Chief Executive Officer, commented, “Today, Multimedia reported mixed operating results for the fiscal third quarter, reflecting both the growing importance of our initiatives to diversify our sources of revenue through the placement of new products in new and emerging markets, and lower-than-expected results from our Class II operations. Our Class II operations were impacted by a decline in the number of player terminals deployed, and a lower-than-anticipated hold per unit, which we believe were primarily due to the ongoing proliferation of games that may not meet the legal requirements for Class II games, according to published guidelines established by regulatory bodies.

“Our lower-than-expected third quarter results were partially offset by lower compensation expense resulting from lower employee incentive provisions, and a one-time adjustment from the over accrual of prior years’ taxes that, combined, amounted to an aggregate of approximately $2.6 million after tax, or $0.08 per diluted share.

“During the quarter, the Company entered into two significant contracts for the sale of non-Class II player terminals. Recently, we concluded, after significant review, analysis and consultation with our Audit Committee and outside auditors, that these complex transactions did not meet certain revenue recognition criteria. The two sales would have contributed approximately $5.4 million in revenue and approximately $0.06 in diluted earnings per share of our fiscal third quarter budget. In both cases, we expect these units to be placed in service in the current quarter; however, we do not exercise final control over when purchasers actually place the player terminals in their facilities.

“Our revised full-year guidance acknowledges our lower installed base of Class II player terminals at the beginning of the period, the delay until early in fiscal 2005 of a significant order for non-Class II player terminals which until recently was planned for Q4, and the anticipated removal of our remaining Class II player terminals at one facility, which are being displaced by games that may not meet the guidelines for Class II games established by regulatory bodies, and which are being offered at lower economic participation levels than we are willing to agree to. As such, we are adjusting our full-year 2004 guidance to a range of $93.6 million to $96.2 million in EBITDA, and $1.20 to $1.25 in fully diluted EPS.

“While we are disappointed in the Q3 results and revised outlook for the balance of fiscal 2004, we continue to be focused on the long-term growth prospects for Multimedia, based on the application of our industry-leading technology in new and exciting markets. The contributions from these new markets accounted for approximately 18.7% of our total Q3 ‘04 revenue. Developments in these new markets include:

•	“As of today, our player terminal placements in the Alabama charity market have grown to approximately 1,600 units. We believe our strong and growing position in this market since first entering it in December 2003 is a direct result of the excellent performance of our offerings, as evidenced by our ability to garner a majority market share for incremental placements related to facility expansion over the last six months. Both of the first two Alabama charity facilities have reported plans for significant further expansions by the end of calendar 2004, and we expect to participate in those expansions. Consistent with our experience in other markets, we anticipate that new units placed in charity bingo facilities to meet peak weekend customer demand will have the effect of optimizing net revenue and EBITDA from these opportunities, but will result in a lower average hold per day.

•	“Late in the third quarter, we made our first player terminal placements in Louisiana, thereby entering our second charity jurisdiction.

•	“Our California Tribal Instant Lottery Games (“C-TILG”) products, which are offered at two California tribal casinos, now generate the highest average hold per day of any Class of games on our entire network. As the C-TILG units are converted to the same cashless, ticket in/ticket out ‘currency’ currently used on the Class III units operating in these facilities, customers will be able to move readily from terminal to terminal. In the near future, these C-TILG units will also be converted to the same currency platform and player tracking system. We expect this conversion will further elevate player interest in the product, and we continue to anticipate increased unit placements at existing C-TILG facilities, as well as at a number of additional tribal casinos in the state, even if additional tribes enter into expanded gaming compacts with the state.

•	“In late June, Monticello became the fourth casino to go on line on the New York central determinant system.”

Lind continued, “During the third quarter, we garnered meaningful market share for Class II placements in new or expanded facilities. For example, we secured 80% of the new floor space, or about 320 player terminals, at a recently opened facility in the Tulsa area. However, these incremental machine placements were offset by declines in units and/or revenue contributions at several other facilities, including the loss of more than half the revenue from a New York Class II facility whose operator opened an adjacent Class III casino, and the loss of approximately 150 units at a Kansas City tribal facility pursuant to ongoing jurisdictional uncertainty. Also, a significant number of player terminals were removed from several sites in Oklahoma, resulting from what the Company believes was our decision to adhere to our current economic participation model in response to a tribe’s request for reductions in our participation.

“As noted above, our installed base of Class II player terminals was also impacted by the ongoing proliferation of games that may not meet the legal requirements for Class II games according to guidelines established by regulatory bodies. As such, we are eager for a resolution of proposed Oklahoma gaming legislation in the November voter referendum, which we believe would level the playing field by giving us the opportunity to offer the same types of games currently offered by our competition.

“During the quarter, we made the decision not to launch new gaming engines in the Oklahoma market. However, early in the fiscal fourth quarter, we began installing a new game in that market, one that has quickly proven to be more competitive than our other game offerings against the numerous games that may not meet the guidelines established by certain regulators for Class II games. The first 100 units of these new Class II standard-sequence-driven bingo games were installed in early July for one of our tribal customers, and to date, we have approximately 400 such games installed at 15 tribal gaming facilities throughout the state. As expected, this game has proven to be very popular with players, and in early installs, is producing roughly 35% better hold per day than our network average. Given current indications of demand, we expect that by the end of this quarter, the installed base of this new Class II offering will be approximately 1,500 units.

“Including new placements at new or expanded facilities in Oklahoma and reflecting the above noted anticipated removal of our remaining player terminals at one tribal facility, we currently anticipate placing more than 1,000 net new player terminals in Oklahoma before fiscal 2004 year end. In fact, as we now serve multiple markets, over the next two quarters, meaning by the end of calendar 2004, we expect to achieve the highest levels of player terminal placements for any six-month period in the Company’s history.

“Our focus on developing products for new markets and on helping our customers expand in existing markets enables Multimedia to pursue a wide range of growth opportunities. Based on our success to date with our diversification strategy, we will continue to seek entry into other new markets where the application of our innovative systems, games and gaming engine technology will allow us to realize growth. My optimism for Multimedia’s future is as strong as ever; this enthusiasm is based on expectations for the highest levels of player terminal placements in the Company’s history early in fiscal 2005, as well as a growing number of new international opportunities, lottery market opportunities, new products for the domestic gaming and casino markets, joint venture possibilities, and new facility funding arrangements outside of Oklahoma.

“We ended the June quarter with approximately $30 million of cash on our balance sheet compared to approximately $36 million at March 31, 2004. The reduction reflects our investments in player terminals placed, funding of new facilities pursuant to previously announced development agreements, and the acquisition of inventory. Our cash affords us great flexibility to capitalize on the many growth opportunities that exist for us to further diversify our sources of revenue. We also ended the quarter with inventory levels at $27.2 million. We carefully manage our inventory to match levels to anticipated demand based on contracts and expansions. We believe the June 30 inventory levels will allow us to proceed with the growth in unit placements that we expect before year end, and we have excellent OEM relationships with manufacturers that we can call on to meet any new market demand that we generate.”

Fiscal 2004 Fourth Quarter Financial Guidance

Multimedia Games provided Q4 2004 financial guidance and adjusted its FY 2004 guidance, which was last updated on April 29, 2004, as detailed in the table below.

Multimedia’s Q4 FY 2004 guidance reflects the benefit of the expected placements of approximately 1,500 player terminals under our development agreements, and the expected placements of approximately 1,000 player terminals in other Class II facilities and the charity market. Our guidance also considers our current estimate of the Q4 FY 2004 impact from the reduction of player terminals in the Oklahoma Class II market at the beginning of the period, as well as some anticipated further reductions at facilities, as noted above. The fourth quarter guidance also reflects the recent introduction of new Class II and charity market products, the completion of the roll out of the Company’s Gen4 gaming platform earlier this month, and the anticipated conversion of the C-TILG offering to a universal currency system currently deployed in the tribal casinos where the units are installed. Q4 2004 results are also expected to benefit from the two player terminal sales contracts in the non-Class II markets, which should result in an estimated $0.06 in diluted earnings per share. In addition, Q4 2004 and FY 2004 guidance reflect ongoing expenses for and investment in the New York video lottery operations. The Company expects to benefit from its role as the central determinant system provider and operator in calendar 2005, once the anticipated openings of the Yonkers and Aqueduct facilities occur.

The table below summarizes Multimedia’s current financial guidance for the fiscal 2004 fourth quarter and full year, ending September 30, 2004 (in millions, except per-share data):

	Q4 2004 (Guidance)	Q4 2003 (Actual)	FY 2004 (Guidance)	FY 2003 (Actual)
EBITDA	$29.5 - $ 32.1	$18.1	$93.6 - $96.2	$72.4
Net Income	$11.3 - $ 12.9	$7.4	$36.9 - $38.5	$31.7
Diluted EPS(1)	$0.37 - $0.42	$0.25	$1.20 - $1.25	$1.08

(1)	Diluted EPS guidance and actual data has been adjusted to reflect the Company’s February 2004 2-for-1 common stock split

Multimedia notes that with the Company now addressing five distinct markets and having the potential for other new revenue sources, it is important to realize that each of these markets has different business models and economics. Multimedia expects that the business model for its current markets will also continue to evolve.

Fiscal 2004 Third Quarter Results:

The decline in Q3 2004 net revenue compared to Q3 2003 primarily resulted from the sale of 1,062 player terminals in the prior quarter, compared to 30 player terminals sold in the current quarter, offset by an increase in the installed base of New Generation games and the entrance into C-TILG and charity markets. Multimedia and its customers continue to place incremental player terminals at facilities to meet peak demand periods, which has the effect of lowering the average hold per day while maximizing revenue and EBITDA contributions. As a result of these incremental placements and the continued impact from competitor games in Oklahoma that, according to guidelines established by regulators, do not appear to be legal Class II games, Multimedia experienced a lower average hold per day across its Class II network.

The impact on net income by the lower hold per day in the third quarter 2004 was offset by a benefit from an adjustment made to the federal and state tax provisions of $1.7 million, or $0.06 per diluted share, and a reduction of the Company’s incentive accrual discussed below.

EBITDA (earnings before interest, taxes, depreciation and amortization) for Q3 2004 benefited from higher net revenues generated from the increased installed base of gaming units.

The following table sets forth Multimedia’s end-of-period installed player terminal base by product line or market for each of the four most recent fiscal quarters. Total Other Gaming Units includes ongoing placement of units in two new markets – charity bingo and the Tribal Instant Lottery Game – which began late in Q1 FY 2004 (the period ended December 31, 2003), some of which have been converted from Class II units.

Quarter Ended	Reel Time Bingo	MegaNanza™	Legacy	Total Class II Units	Class III Washington State	Total Other Gaming Units
6/30/2004	8,686	—	1,009	9,695	3,180	1,996
3/31/2004	8,862	—	1,171	10,033	3,074	1,573
12/31/2003	8,842	—	1,290	10,132	3,005	589
9/30/2003	8,473	288	1,498	10,259	2,851	—

SG&A expenses increased $2.4 million, from $10.6 million for the June 2003 quarter to $13.0 million for the June 2004 quarter. The increase, as in previous quarters, continues to reflect higher salaries and wages and the related employee benefits and taxes due to the additional personnel hired to address gaming and system development needs and for the Company’s New York Lottery operations. Additionally, travel costs rose, due to the entrance into new markets, primarily C-TILG and charity, and continues to be higher than normal due to the temporary assignment of employees to New York operations. Third quarter 2004 SG&A expenses benefited from a reduction of the Company’s fiscal 2004 incentive accrual and resulting reversal of $1.4 million in compensation expense from the first six months of the year.

Income tax expense for the three months ended June 30, 2004 includes a benefit relating to an over-accrual from the prior year’s state and federal income tax provision, resulting in a decrease in the current fiscal year-to-date effective rate from the expected rate of 38.2% to 33.7% for the nine months, and 26.0% for the three month period.

Inventory increased form $17.3 million at March 31, 2004 to $27.2 million at June 30, 2004 due to the purchase of additional component parts in order to have sufficient inventory required to produce player terminals the Company expects to deploy in the near future. As of June 30, 2004, Multimedia had 888 finished player terminals and 1,586 substantially completed player terminals in inventory at a cost of $5.4 million and $6.9 million, respectively, and component parts inventory of $14.9 million.

Notes receivable increased from $7.4 million as of March 31, 2004, to $9.1 million as of June 30, 2004. The increase was the result of advances made under development agreements of approximately $4.1 million, offset from payments made by customers on equipment notes of approximately $2.1 million.

During the quarter ended June 30, 2004, Multimedia capitalized $622,000 in costs related to the internal development of its gaming products and systems, compared to $501,000 during the quarter ended March 31, 2004. A reconciliation of the capitalized software follows (in thousands):

Net Book Value
Capitalized software – March 31, 2004	$6,105
Additions:
NY Lottery	17
Game themes	492
Other projects	113
Amortization	(471)

Capitalized software – June 30, 2004	$6,256

For the quarter ended June 30, 2004, total additions to property and equipment (“P&E”) were $22.9 million, representing cash cap-ex of $21.7 million and financed cap-ex of $1.2 million. Additional detail on the total additions to P&E is provided below (in thousands):

	Cash Capital Expenses	Financed Capital Expenses	Non-Cash Transfer of Inventory	Total Additions to P&E
Player terminal and gaming equipment	$14,718	$—	$9	$14,727
Equipment and third-party software for NY Lottery	41	872	—	913
Tribal gaming facilities and portable buildings	6,119	—	—	6,119
Internally developed software	622	—	—	622
Other	154	328	—	482

Total	$21,654	$1,200	$9	$22,863

Depreciation and amortization in the June 30, 2004 quarter increased to $9.5 million, from $8.3 million in the March 31, 2004 quarter. The increase is primarily the result of Multimedia’s continued placements of Class II gaming devices at tribal gaming facilities, as well as continued placements of products in the charity and C-TILG markets. Depreciation and amortization expense as a percentage of average net P&E was 9.8% for the current quarter and 9.7% for the March 2004 quarter.

Research and development expense in the June 30, 2004 quarter increased by 28.6% to $3.2 million, from $2.5 million for the June 30, 2003 quarter. The increase is due to an increase in the number of employees in Multimedia’s development group, resulting from efforts to develop new gaming products and systems for the Class II and Class III markets, and other potential markets Multimedia may enter.

Conference Call

Multimedia Games, Inc. is hosting a conference call and webcast today, July 29, 2004 at 4:30 p.m. EDT (3:30 p.m. CDT). Both the call and webcast are open to the general public. The conference call numbers are 888-202-2422 (domestic) or 913-981-5592 (international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the live call on the Internet at www.shareholder.com/mgam/medialist.cfm. Please log on fifteen minutes in advance to ensure that you are connected prior to the call’s initiation. Two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location or at www.multimediagames.com/Investors/Index.htm.

A replay of the teleconference will also be available beginning at 7:30 p.m. EDT the day of the call, continuing through midnight EDT on Thursday, August 5, 2004. To access this rebroadcast, dial 888-2031112 (domestic) or 719-457-0820 (international), and then the pass code 550267.

About the Company

Multimedia Games, Inc. is the leading supplier of interactive electronic games and player terminals to the rapidly growing Native American gaming market and charity bingo market. The Company’s games are delivered through a telecommunications network that links its player terminals with one another both within and among gaming facilities. Multimedia Games designs and develops networks, software and content that provide its customers with comprehensive gaming systems. The Company also offers systems and products for the growing racino, charity and commercial bingo markets. The Company’s ongoing development and marketing efforts focus on new Class II gaming systems and products, Class III video lottery systems for use by Native American tribes throughout the United States, and products for charity bingo opportunities. Additional information may be found at www.multimediagames.com.

This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “will,” “would,” “could,” “expect,” “plan,” “hope,” and words of a similar nature that convey future meaning, and include, but are not limited to our statements: (a) providing express guidance regarding our future operating results; (b) regarding planned increases in deployment of existing and new products in existing and new markets, the anticipated effects of such product implementation on our average hold per day and future operating results, and our ability to supply sufficient product to meet such new market demand; and (c) our ability to garner and maintain significant market share in our existing markets, as they evolve. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. Such risks and uncertainties include, but are not limited to: (i) the risk that the operating results projected in our guidance may be adversely affected by regulatory developments (such as regulatory action related to our development agreements with our tribal customers), ongoing competitive pressures from significant entrants into the Class II market, the failure of new customers to place into operation our new non-Class II playing stations, additional removal of our Class II playing stations from facilities of existing customers, or the failure of one or more of our projected new revenue sources or significant development opportunities to generate anticipated revenues, each to an extent or with effects greater than we anticipate in making our projections; (ii) the risk that our business may not develop as we anticipate in the charity, C-TILG or video lottery markets and, in particular, the risk that we will continue to incur start-up expenses associated with the New York Lottery System in advance of anticipated revenue and earnings as a result of delays in the deployment of that system, many of which are beyond our control, and the risk that our Alabama charity facilities do not expand as anticipated or new entrants to the Alabama charity market interfere with our ability to maintain our market share; (iii) continuing risk that legal developments could impair the ability of our tribal customers to offer electronic games in the Class II market; (iv) the risk of an impaired competitive position for our games as a result of changes we made in order to obtain a Class II certification letter from the NIGC; (v) the risk that our new products in Oklahoma do not, or do not continue to, enjoy market acceptance or to effectively compete against games that may not meet the legal requirements for Class II games; (vi) the risk that we will not achieve our anticipated growth in unit placement or that manufacturers with which we have OEM relationships will not be able to meet any new demand that we generate; (vii) risks that our development projects with our tribal customers may not lead to placement of our games with such customers; (viii) the risk that our average network hold per day will not improve if our new Class II gaming engines and games and charity market products, once commercially deployed, do not achieve market acceptance, if we are not able to place additional universal currency and player tracking system units at existing C-TILG facilities, or if our recently deployed Gen4 system does not achieve market acceptance; (ix) risks that markets such as California that we believe represent opportunities for our products may not emerge as we anticipate; (x) the risk of future regulatory enforcement action against versions of our games that have not been certified by the NIGC; (xi) the impact of economic conditions on the play of our games in our customers’ facilities, and on our customers’ willingness to lease additional games from us; (xii) new risks and challenges we confront as we expand into non-Native-American gaming activities; (xiii) risks associated with a high level of customer and geographic concentration; (xiv) the risks that our customers’ purchases of our products might decline in light of these or other developments; and (xv) the risk that Reel Time Bingo 2.0, once fully commercially deployed, may not achieve market acceptance as a result of its speed of play or other issues. Other important risks and uncertainties that may affect our business are detailed from time to time in the “Certain Risks” and the “Risk Factors” sections and elsewhere in our filings with the Securities and Exchange Commission. We undertake no obligation to update information in this release.

-Financial statements follow-

MULTIMEDIA GAMES, INC.

CONSOLIDATED BALANCE SHEETS

As of June 30, 2004 and September 30, 2003

(In thousands, except shares and per-share amounts)

	June 30, 2004	September 30, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29,648	$26,319
Accounts receivable	9,890	6,387
Allowance for doubtful accounts receivable	(591)	(521)
Inventory, net	4,125	2,446
Prepaid expenses and other	2,783	1,811
Notes receivable, net	1,939	3,659
Federal and state income tax receivable	2,718	1,539
Deferred income taxes	1,827	1,584

Total current assets	52,339	43,224
Restricted cash and long-term investments	1,216	1,380
Inventory, net – non-current	23,118	11,742
Property and equipment, net	103,229	78,524
Notes receivable – non-current	7,155	500
Other assets	19,105	8,360

Total assets	$206,162	$143,730

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and capital leases	$9,633	$4,558
Accounts payable and accrued expenses	25,603	20,138
Deferred revenue	244	24

Total current liabilities	35,480	24,720
Long-term debt and capital leases, less current portion	13,114	9,402
Other long-term liabilities	4,206	3,393
Deferred income taxes	7,314	4,103

Total liabilities	60,114	41,618

Stockholders’ equity:
Preferred stock:
Series A, $0.01 par value, 1,800,000 shares authorized, no shares issued and outstanding;	—	—
Series B, $0.01 par value, 200,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000,000 shares authorized 30,382,438 and 28,694,028 shares issued, and 28,084,290 and 26,483,622 shares outstanding, respectively	304	287
Additional paid-in capital	64,405	45,487
Stockholders’ notes receivable	—	(1,466)
Treasury stock, 2,298,148 and 2,210,406 shares at cost, respectively	(8,562)	(6,491)
Retained earnings	89,901	64,295

Total stockholders’ equity	146,048	102,112

Total liabilities and stockholders’ equity	$206,162	$143,730

MULTIMEDIA GAMES, INC.

CONSOLIDATED STATEMENTS OF INCOME

For the Three Months Ended June 30, 2004 and 2003

(In thousands, except shares and per-share amounts)

	2004	2003
REVENUE:
Gaming revenue – Class II	$97,692	$82,055
Gaming revenue – All Other(1)	24,267	1,068
Player terminal and license sales and lease revenue	805	12,489
Other	740	384

Total revenue	123,504	95,996
Allotments to hall operators	86,584	58,004
Bingo prizes and related costs	—	68

Net revenue	36,920	37,924

OPERATING COSTS AND EXPENSES:
Cost of player terminals and licenses sold	967	7,335
Selling, general and administrative expenses	12,951	10,599
Amortization and depreciation	9,464	5,512

Total operating costs and expenses	23,382	23,446

Operating income	13,538	14,478
OTHER INCOME (EXPENSE):
Interest income	178	71
Interest expense	(429)	(187)

Income before income taxes	13,287	14,362
Income tax expense	3,451	5,498

Net income	$9,836	$8,864

Basic earnings per share	$0.35	$0.34

Diluted earnings per share	$0.32	$0.30

Shares used in earnings per share calculation:

Basic	27,872,523	25,998,838

Diluted	30,935,676	29,635,436

(1)	Gaming Revenue – All Other includes recurring revenue from the Class III Washington State, charity bingo and the Tribal Instant Lottery Game markets.

MULTIMEDIA GAMES, INC.

CONSOLIDATED STATEMENTS OF INCOME

For the Nine Months Ended June 30, 2004 and 2003

(In thousands, except shares and per-share amounts)

	2004	2003
REVENUE:
Gaming revenue – Class II	$302,843	$249,709
Gaming revenue – All Other(1)	44,094	3,132
Player terminal and license sales and lease revenue	7,193	15,623
Other	1,583	1,110

Total revenue	355,713	269,574
Allotments to hall operators	244,738	175,645
Bingo prizes and related costs	—	1,171

Net revenue	110,975	92,758

OPERATING COSTS AND EXPENSES:
Cost of player terminals and licenses sold	5,066	8,730
Selling, general and administrative expenses	41,795	29,667
Amortization and depreciation	25,344	15,073

Total operating costs and expenses	72,205	53,470

Operating income	38,770	39,288
OTHER INCOME (EXPENSE):
Interest income	906	263
Interest expense	(1,067)	(245)

Income before income taxes	38,609	39,306
Income tax expense	13,003	15,049

Net income	$25,606	$24,257

Basic earnings per share	$0.94	$0.94

Diluted earnings per share	$0.83	$0.83

Shares used in earnings per share calculation:
Basic	27,286,216	25,882,560

Diluted	30,752,215	29,295,166

(1)	Gaming Revenue – All Other includes recurring revenue from the Class III Washington State, charity bingo and the Tribal Instant Lottery Game markets.

Reconciliation of U.S. GAAP Net income to EBITDA:

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles, (“GAAP”) Multimedia believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of Multimedia’s past financial performance, and provides useful information to the investor because of its historical use by Multimedia as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the gaming equipment sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining Multimedia’s operating performance or liquidity that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income follows:

Reconciliation of U.S. GAAP Net income to EBITDA:

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2004	2003	2004	2003
	(In thousands)
Net income	$9,836	$8,864	$25,606	$24,257
Add back:
Amortization and depreciation	9,464	5,512	25,344	15,073
Interest expense (income), net	251	116	161	(18)
Income tax expense	3,451	5,498	13,003	15,049

EBITDA	$23,002	$19,990	$64,114	$54,361

# # #